Exhibit 15
                                                     ----------
  Reading & Bates Corporation

       We are aware that Reading & Bates Corporation has incorporated by reference in its Registration Statements No. 33-44237, No. 33-50828 , No. 33-50565 and No. 33-56029 its
  Form 10-Q for the quarter ended March 31, 1995, which includes our report dated April 19, 1995 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


  /s/Arthur Andersen LLP

  Houston, Texas
  April 19, 1995